EXHIBIT 23

                           Consent Of Independent Auditors






          We consent to the incorporation by reference in this Annual Report (Form 10K) of Southwestern Bell Corporation of our report dated February 11, 1994, included in the 1993 Annual Report to Shareowners of Southwestern Bell Corporation.

          Our audits also included the financial statement schedules of Southwestern Bell Corporation listed in Item 14(a). These schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

          We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Southwestern Bell Corporation Savings Plan for Salaried Employees and Savings and Security Plan (Non-Salaried Employees) (No. 33-38706), the Stock Savings Plan, Management Stock Savings Plan and Stock Based Savings Plan (No. 33-37451) and the Southwestern Bell Corporation 1992 Stock Option Plan (No. 33-49855), and in the Registration Statements (Form S-3) pertaining to the Southwestern Bell Corporation Dividend Reinvestment Plan (Nos. 2-99261 and 33-49893), and Southwestern Bell Capital Corporation and Southwestern Bell Corporation (No. 33-45490), and in the related Prospectuses of our report dated February 11, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (From 10-K) for the year ended December 31, 1993.



                                                   /s/ ERNST & YOUNG

          San Antonio, Texas
          March 15, 1994